EXHIBIT 99.1


                FOR IMMEDIATE RELEASE (THURSDAY, JUNE 15 , 2000)


     Contact: Stephen L. Johnson                         John A. Rice, Jr.
              Public Relations                           Investor Relations
              (415) 765-3252                             (415) 765-2998


UNIONBANCAL CORPORATION REVISES OPERATING EARNINGS ESTIMATE FOR SECOND QUARTER 2000

SAN FRANCISCO -- UnionBanCal Corporation (NYSE: UB) today announced that it expects to report operating earnings of $0.77 to $0.82 per diluted share for second quarter 2000, which includes a projected provision for credit losses of approximately $70 million.

In the year earlier quarter, operating earnings per share were $0.69 per diluted share, including a provision for credit losses of $10 million. In first quarter 2000, the Company recorded a provision for credit losses of $40 million.

"We are disappointed to report a lowering of our profit expectations for the current quarter," said Takahiro Moriguchi, President and Chief Executive Officer. "We have seen a decline in asset quality and have taken appropriate action. At the same time, our core earnings power remains strong and should enable us to report a double digit increase in second quarter operating earnings per share, despite the higher provision."

Nonperforming loans at June 30, 2000 are currently estimated to total $200 million, compared with $144 million at March 31, 2000 and $167 million at December 31, 1999. Nonperforming loans as a percent of total loans are projected to be approximately 0.75 percent at June 30, 2000, compared with 0.56 percent at March 31, 2000.

Net charge-offs for the second quarter are currently estimated to be $52 million, compared with $27 million in first quarter 2000. Net charge-offs (annualized) as a percent of average loans outstanding are currently estimated to be 0.79 percent for second quarter 2000, up from 0.42 percent for first quarter 2000.

At June 30, 2000, the allowance for credit losses as a percent of total loans and as a percent of nonaccrual loans is currently estimated to be 1.85 percent and 250.0 percent, respectively. These ratios compare with 1.86 percent and
334.6 percent, respectively, at March 31, 2000.




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Based in San Francisco,  UnionBanCal  Corporation is a bank holding company with assets of $33.6 billion at March 31, 2000. Its primary subsidiary is Union Bank of California, N.A., the third largest commercial bank in California, and among the 30 largest banks in the United States. Union Bank of California, N.A. has 240 banking offices in California, 6 banking offices in Oregon and Washington and 18 international facilities.

Management will conduct a conference call to review announcements made in this press release at 6:00 am PDT (9:00 am EDT) on June 16, 2000. Interested parties calling from locations within the United States should call 1-800-205-6183 ten minutes prior to the beginning of the conference. From locations outside the United States, interested parties should call 1-415-908-4701.

A recorded playback of the entire call, including questions and answers, will be available by calling 1-800-633-8284, (1-858-812-6440 for those outside the United States) between 8:00 am PDT, June 16, 2000, and 5:00 pm PDT, June 19, 2000. The reservation number for this playback is 15540257.

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__________________________________
The following appears in accordance with the Private Securities Litigation Reform Act:
This press release includes forward-looking statements that involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government regulations, and economic conditions and competition in the geographic and business areas in which the Corporation conducts its operations. For additional information regarding UnionBanCal Corporation, including a discussion of related risk factors, please refer to the Corporation's public filings with the Securities and Exchange Commission which are available by calling (415) 765-2969 or online at http://www.sec.gov.




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